Exhibit 5.4

Medtronic, Inc.

710 Medtronic Parkway

Minneapolis, MN 55432

www.medtronic.com

September 29, 2025

Medtronic, Inc.

710 Medtronic Parkway

Minneapolis, MN 55432

Re:	Medtronic, Inc Senior Notes

Ladies and Gentlemen:

This opinion is furnished to you in connection with the offer and sale by Medtronic, Inc., a Minnesota corporation (the “Company”) of €750,000,000 aggregate principal amount of its 2.950% Senior Notes due 2030 (the “2030 Notes”), and €750,000,000 aggregate principal amount of its 4.200% Senior Notes due 2045 (the “2045 Notes” and together with the 2030 Notes, the “Notes”), pursuant to the Underwriting Agreement dated September 15, 2025 (the “Underwriting Agreement”), among the Company, the Guarantors (as defined below), Deutsche Bank AG, London Branch and Goldman Sachs & Co. LLC, as representatives of the Underwriters named in the Underwriting Agreement. The Notes will be fully and unconditionally guaranteed on an unsecured unsubordinated basis (the “Guarantees”) by Medtronic Public Limited Company, an entity incorporated under the laws of Ireland (“Medtronic plc”) and Medtronic Global Holdings S.C.A., an entity organized under the laws of Luxembourg (“Medtronic Luxco,” and together with Medtronic plc, the “Guarantors”).

The Notes will be issued pursuant to the Indenture dated as of December 10, 2014 (the “Base Indenture”), between the Company and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated as of January 26, 2015, between Medtronic plc and the Trustee (the “Second Supplemental Indenture”), the Third Supplemental Indenture, dated as of January 26, 2015, between Medtronic Luxco and the Trustee (the “Third Supplemental Indenture”), the Fourth Supplemental Indenture, dated as of February 22, 2023, between the Company and the Trustee (the “Fourth Supplemental Indenture”), the Fifth Supplemental Indenture, dated as of June 3, 2024 (the “Fifth Supplemental Indenture”), among the Company, Medtronic plc, Medtronic Luxco, the Trustee and U.S. Bank Europe DAC, UK Branch (formerly known as Elavon Financial Services DAC, UK Branch), as the paying agent (the “Paying Agent”) and the Sixth Supplemental Indenture, dated as of September 29, 2025 (together with the Base Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and the Fifth Supplemental Indenture, the “Indenture”), among the Company, Medtronic plc, Medtronic Luxco, the Trustee and the Paying Agent.

The Company, Medtronic plc and Medtronic Luxco have filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (File No. 333-270272) under the Securities Act of 1933, as amended (the “Act”), on March 3, 2023 (the “Registration Statement”) including the prospectus dated as of March 3, 2023 (the “Base Prospectus”), as supplemented by a preliminary prospectus supplement dated as of September 15, 2025 (the “Preliminary Prospectus Supplement”) relating to the Notes, and a prospectus supplement dated as of September 15, 2025 (the “Prospectus Supplement”) relating to the Notes.

I am the Assistant Secretary of the Company. As to various matters of fact material to this opinion, I have relied upon certificates of public officials and upon the representations of the Company or its officers or directors, including those made in the Indenture and in documents or certificates executed in connection therewith. I have also examined the Amended and Restated Articles of Incorporation and Amended and Restated By-laws of the Company, each as amended to date, and originals or copies of such other corporate documents and records and other certificates and instruments and have made such other investigation as I have deemed necessary in connection with the opinion hereafter set forth.

September 29, 2025

My opinion is limited solely to the present substantive law of the State of Minnesota (excluding its conflict of laws principles). I express no opinion as to the laws of any other state or jurisdiction. I express no opinion on any matter of county, municipal, or special political subdivision law.

For purposes of this opinion, I have assumed, among other things, the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as copies, and that the information in the certificates, representations, and statements referred to above remains true and complete as of the date hereof. In examining documents, I have assumed that all parties executing the same, other than the Company, have all necessary power to enter into and perform all of their obligations thereunder and that such parties have duly executed and delivered such documents. I have also assumed, as to each such party other than the Company, the due authorization by all requisite action of the execution, delivery and performance of such documents by such parties, in each case at the requisite time in order for such action to be effective, and that such documents are legal, valid, binding on and enforceable against such parties in accordance with their respective terms. I have also assumed that each natural person executing any of the documents and agreements involved in the matters covered by this opinion has the capacity and is legally competent to do so. I have assumed that each of the documents and agreements involved in any matter covered by this opinion letter accurately describes the mutual understanding of the parties as to all matters contained therein and that no other agreements or understandings exist between the parties relating to the transactions contemplated by such document or agreement.

Based upon and subject to the foregoing, and subject to the qualifications hereinafter set forth, it is my opinion as of this date that:

1. Based exclusively upon a good standing certificate received from the Office of the Secretary of State of Minnesota, the Company is validly existing as a corporation in good standing under the laws of Minnesota.

2. The Company has the corporate power and authority under Minnesota law to enter into the Underwriting Agreement, the Indenture and the Notes and to perform its obligations thereunder.

3. Each of the Underwriting Agreement, the Indenture and the Notes has been duly authorized, executed and delivered by the Company.

I hereby consent to the filing of this opinion with the Commission as an exhibit to Medtronic plc’s Current Report on Form 8-K to be filed on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of my name therein and in the related Prospectus and any prospectus supplement under the caption “Legal Matters.” In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

[Signature Page Follows]

Very truly yours,

/s/ Nicholas G. Benjamin
Nicholas G. Benjamin
Assistant Secretary of Medtronic, Inc.

[Signature Page to Medtronic, Inc. Opinion]